                                                                      Exhibit 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      GULF STATES STEEL, INC. OF ALABAMA
                            (dollars in thousands)

                                                            (Successor)                              (Predecessor)
                                         -------------------------------------------------   -----------------------------
                                                                           For  the Period   For  the Period   Fiscal Year
                                                Fiscal Year Ended          April 21, 1995     Nov. 1, 1994        Ended
                                                   October 31,
                                         -------------------------------   to October 31,     to April 20,     October 31,
                                                                           --------------     ------------     -----------
                                           1998       1997        1996          1995              1995            1994
                                           ====       ----        ----          ----              ----            ----
  Net interest expense (a)               $27,214    $ 26,665    $24,118       $12,406           $ 5,230       $14,349
  Amortization expense (a)                 1,528       1,525      1,663           618               415           706
                                         -------    --------    -------       -------           -------       -------
  Fixed charges                          $28,742    $ 28,190    $25,781       $13,024           $ 5,645       $15,055
                                         =======    ========    =======       =======           =======       =======

  Calculation of fixed charges:
  Fixed charges                          $28,742    $ 28,190    $25,781       $13,024           $ 5,645       $15,055
  Net income (loss) before tax            (3,106)    (16,611)      (640)        2,155            19,928        33,375
                                         -------    --------    -------       -------           -------       -------
  Earnings                               $25,636    $ 11,579    $25,141       $15,179           $25,573       $48,430
                                         =======    ========    =======       =======           =======       =======

 Ratio of earnings to fixed charges        (b)        (b)         (b)           1.2x              4.5x          3.2x
                                           ===        ===         ===           ====              ====          ====

(a) Interest expense has been reduced by the amount of amortization of debt discount and that amount is included in amortization expense.

(b) Earnings are inadequate to cover fixed charges in 1998, 1997 and 1996 by $3,106, $16,611 and $640, respectively.

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